Exhibit 99.1

IDT Corporation Appoints Marcelo Fischer Chief Financial Officer and Treasurer

Newark, N.J., June 6, 2006 - IDT Corporation (NYSE: IDT, IDT.C) today announced that Marcelo Fischer has been appointed Chief Financial Officer and Treasurer. Mr. Fischer replaces Stephen R. Brown. Mr. Brown remains Chairman of IDT Entertainment and will continue to lead the growth of that business under its new ownership. As announced on May 16, 2006, IDT entered into a binding term sheet for the sale of IDT Entertainment to Liberty Media Corporation (NASDAQ: LINTA, LCAPA).

“If there were a Hall of Fame for CFOs, Steve Brown would be voted in on the first ballot,” said Howard Jonas, IDT’s Chairman and Founder. “When he started as IDT’s first CFO in May 1995, before we went public, IDT’s revenues were about $10 million a year. Now, we do that in about a day and a half. Additionally, just three years ago, Steve helped create and launch IDT Entertainment. Another job well done.”

“Marcelo Fischer was the natural choice for CFO and Treasurer,” said Jim Courter, IDT’s CEO. “As Controller and Chief Accounting Officer of the corporation since 2001, Marcelo is thoroughly familiar with all of IDT’s businesses and he also has extensive experience in telecommunications and consumer products.”

Marcelo Fischer has served as IDT’s Controller since May 2001 and Chief Accounting Officer since December 2001. Prior to joining IDT, Mr. Fischer was the Corporate Controller of Viatel, Inc. from 1999 until 2001. From 1998 through 1999, Mr. Fischer was the Controller of Revlon, Inc’s International Consumer Operations. From 1991 through 1998, Mr. Fischer held various accounting and finance positions at Colgate-Palmolive Corporation. From 1988 to 1991, Mr. Fischer worked as an auditor at Deloitte and Touche. Mr. Fischer, a Certified Public Accountant, received an M.B.A. degree in Finance and Accounting from New York University Stern School of Business and a B.A. in Economics from the University of Maryland.

IDT Corporation, (NYSE: IDT; IDT.C) through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Capital is the IDT division principally responsible for the Company’s initiatives in brochure distribution, retail energy and new technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscriber

Contact:

Gil Nielsen, VP Corporate Communications

IDT Corporation

973-438-3553